Exhibit 99.2

Pentair, Inc. Tools Group

Combined Financial Statements as of and for the year ended December 31, 2003 and Report of Independent Registered Public Accounting Firm

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                                     - 2 -

TABLE OF CONTENTS
Pentair, Inc. Tools Group



Report of Independent Registered Public Accounting Firm                        3
Combined Statement of Income For the Year Ended December 31, 2003              4
Combined Balance Sheet as of December 31, 2003                                 5
Combined Statement of Cash Flows For the Year Ended December 31, 2003          6
Combined Statement of Changes in Shareholder's Equity as of December 31, 2003  7
Notes to Combined Financial Statements                                         8

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                                     - 3 -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors of
The Black & Decker Corporation

We have audited the accompanying combined balance sheet of the Pentair, Inc. Tools Group (the "Tools Group") as of December 31, 2003, and the related combined statements of income, cash flows, and changes in shareholder's equity for the year then ended. The combined financial statements include the accounts of the Tools Group, which consists of the companies listed in Note 1. These companies are under common ownership and common management. These combined financial statements are the responsibility of Tools Group management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Pentair, Inc. Tools Group at December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared from the separate records maintained by the Tools Group and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Tools Group had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from home-office items applicable to the Tools Group as a whole.


/s/ DELOITTE & TOUCHE LLP
-------------------------

Minneapolis, Minnesota
April 30, 2004

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                                     - 4 -

COMBINED STATEMENT OF INCOME
Pentair, Inc. Tools Group
(In Thousands)

                                                                    Year Ended
                                                                   December 31,
                                                                      2003
                                                                  --------------

Net Sales                                                         $   1,081,378
  Cost of goods sold                                                    848,570
                                                                  --------------
Gross Profit                                                            232,808
  Selling, general and administrative                                   122,498
  Research and development                                               20,966
  Allocated Pentair services charge                                       7,570
  Allocated Pentair home office charge                                    8,583
                                                                  --------------
Operating Income                                                         73,191
  Interest income                                                           267
  Interest expense                                                          101
  Intercompany interest expense                                          28,936
                                                                  --------------
Income Before Income Taxes                                               44,421
  Provision for income taxes                                             17,023
                                                                  --------------
Net Income                                                        $      27,398
                                                                  ==============

See Notes to Combined Financial Statements

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                                     - 5 -

COMBINED BALANCE SHEET
Pentair, Inc. Tools Group
(In Thousands)

                                                                   December 31,
                                                                       2003
                                                                  --------------

Assets
Cash and cash equivalents                                         $       4,023
Accounts receivables, net of allowance of $2,795                        168,929
Inventories                                                             118,714
Deferred tax assets                                                      20,118
Prepaid expenses and other current assets                                 3,550
                                                                  --------------
  Total Current Assets                                                  315,334
                                                                  --------------

Property, Plant and Equipment, Net                                      110,444
Goodwill                                                                376,366
Intangibles, Net                                                          9,630
Equity Method Investments                                                28,905
Cost Method Investment                                                   10,000
Other Assets                                                              5,166
                                                                  --------------
                                                                  $     855,845
                                                                  ==============

Liabilities and Stockholder's Equity
Demand notes payable to Pentair and EuroPentair                   $     513,997
Due to Pentair and its affiliates                                       123,652
Accounts payable                                                         77,046
Employee compensation and benefits                                       23,374
Accrued product claims and warranties                                    12,721
Income taxes payable to Pentair                                             721
Other current liabilities                                                43,798
                                                                  --------------
  Total Current Liabilities                                             795,309
                                                                  --------------

Pension                                                                   9,267
Postretirement Medical and Other Benefits                                15,907
Deferred Tax Liabilities                                                 13,757
Other Liabilities                                                           915
Stockholder's Equity
Pentair's net investment                                                 24,041
Accumulated other comprehensive loss                                     (3,351)
                                                                  --------------
  Total Stockholder's Equity                                             20,690
                                                                  --------------
                                                                  $     855,845
                                                                  ==============

See Notes to Combined Financial Statements

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COMBINED STATEMENT OF CASH FLOWS
Pentair, Inc. Tools Group
(In Thousands)

                                                                    Year Ended
                                                                   December 31,
                                                                       2003
                                                                  --------------

Operating Activities
Net income                                                        $      27,398
Adjustments to reconcile net income to cash flow from operating activities of continuing operations:
  Non-cash charges and credits:
    Depreciation                                                         20,320
    Amortization                                                            440
    Deferred income taxes                                                 2,701
    Loss on equity method investment                                      1,708
  Changes in selected working capital items (net of assets and liabilities of acquired businesses):
    Account receivables                                                  14,191
    Inventories                                                          12,609
    Prepaid expenses and other current assets                             2,062
    Accounts payable                                                     (2,772)
    Employee compensation                                               (11,235)
    Accrued product claims and warranties                                   744
    Income taxes paid to Pentair                                         (1,284)
    Other current liabilities                                             4,328
    Pension                                                                 692
    Other assets and liabilities                                           (693)
                                                                  --------------
    Cash Flow From Operating Activities                                  71,209
                                                                  --------------
Investing Activities
Capital expenditures                                                    (14,618)
Acquisitions of equity and cost investments                              (5,603)
                                                                  --------------
    Cash Flow From Investing Activities                                 (20,221)
                                                                  --------------
Financing Activities
Net repayments to Pentair and affiliates                                (57,546)
Dividends paid to Pentair and affiliates                                 (2,576)
                                                                  --------------
    Cash Flow From Financing Activities                                 (60,122)
Effect of exchange rate changes on cash                                    (200)
                                                                  --------------
Decrease In Cash and Cash Equivalents                                    (9,334)
Cash and cash equivalents at beginning of year                           13,357
                                                                  --------------
Cash And Cash Equivalents At End Of Year                          $       4,023
                                                                  ==============

See Notes to Combined Financial Statements

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COMBINED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
Pentair, Inc. Tools Group
(In Thousands)


                                                                                     Accumulated
                                                                                        Other
                                                                Pentair's net       Comprehensive                     Comprehensive
                                                                 investment              loss            Total           income
                                                               ---------------     ---------------     ---------     ---------------

Balance at December 31, 2002                                         $  1,443            $ (7,242)     $ (5,799)
Net income                                                             27,398                   -        27,398            $ 27,398
Change in cumulative translation adjustment                                 -               2,620         2,620               2,620
Adjustment in minimum pension
  liability, net of $813 tax expense                                        -               1,271         1,271               1,271
                                                                                                                           ---------
  Comprehensive income                                                      -                   -             -            $ 31,289
                                                                                                                           =========
Dividends declared to Pentair and
  its affiliates                                                       (4,800)                  -        (4,800)
                                                                     ---------           ---------     ---------
Balance at December 31, 2003                                         $ 24,041            $ (3,351)     $ 20,690
                                                                     =========           =========     =========


See Notes to Combined Financial Statements

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NOTES TO COMBINED FINANCIAL STATEMENTS
Pentair, Inc. Tools Group


1.       Description of Business

The Pentair Tools Group is a segment of Pentair, Inc. (Pentair). Unless otherwise indicated, all references to "Tools", "Tools Group", "we", "our", and "us" refer to The Pentair Tools Group. The Tools Group consists of the following investees or subsidiaries of Pentair or Pentair's subsidiaries:

Subsidiary                                      Country                Status
----------                                      -------                ------
Biesemeyer Manufacturing Corporation            United States          Operating
Delta International Machinery Corp.             United States          Operating
DeVilbiss Air Power Company                     United States          Operating
Distribuidora PorterCable Limitada              Chile                  Operating
Flex Elektrowerkzeuge GmbH                      Germany                Operating
Hangtech Limited (1)                            Hong Kong              Operating
Joinery Industrial Co. Ltd. (1)                 Taiwan                 Operating
Jointech Corporation Ltd. (1)                   Cayman Islands         Holding
Oldham Saw Co. Inc.                             United States          Operating
Orion International LLC (2)                     United States          Operating
Pentair Canada, Inc. (3)                        Canada                 Operating
Pentair Taiwan LLC                              Taiwan                 Operating
Pentair Tool and Equipment Sales Co.            United States          Operating
Pentair Tools Group, Inc.                       United States          Holding
Porter-Cable Argentina S.R.L.                   Argentina              Operating
Porter-Cable Argentina, LLC                     United States          Holding
Porter-Cable Corporation                        United States          Operating
Porter-Cable de Mexico SA de C.V.               Mexico                 Operating
Qingdao Sungun Power Tool Co. Ltd. (1)          P.R.C.                 Operating
Surewood Acquisition Corporation                United States          Holding
The Woodworkers Choice, Inc.                    United States          Operating
Wintech Corporation Limited (1)                 Cayman Islands         Holding
Wisetech Industrial Ltd. Co. (1)                P.R.C.                 Operating

(1) - 49% owned
(2) - 40% owned
(3) - 50% owned

The Tools Group designs, manufactures and markets power tool products positioned at the mid- to upper-end of the market and targets non-professional do-it-yourselfers (DIY), upscale hobbyists, and professional end users. Tools Group products include woodworking machinery, portable power tools, power tool accessories, metal and stone working tools, pneumatic tools, compressors, generators, and pressure washers.

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2.       Summary of Significant Accounting Policies

Fiscal year
Our fiscal year ends on December 31.

Basis of presentation
The combined financial statements reflect the assets, liabilities, revenues and expenses that were directly related to Tools as they were operated within Pentair.

The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of Tools in the future or what the financial position, results of operations or cash flows would have been if Tools had been a separate, independent company during the period presented.

Basis of combination
The accompanying combined financial statements include the accounts of Tools, both U.S. and non-U.S. operations, that we control. Intercompany accounts and transactions have been eliminated. Investments in companies of which we own 20 percent to 50 percent of the voting stock and have the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting and, as a result, our share of the earnings or losses of such equity affiliates is included in the statement of income. The cost method of accounting is used for investments in which Tools has less than a 20 percent ownership interest and does not have the ability to exercise significant influence. These investments are carried at cost and are adjusted only for other-than-temporary declines in fair value.

Use of estimates
The preparation of our combined financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and assumptions that affect the amounts reported in these combined financial statements and accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that could differ from those estimates. The critical accounting policies that require our most significant estimates and judgments include:

o the assessment of recoverability of long-lived assets, including goodwill, and cost and equity method investments; and
o accounting for pension benefits, because of the importance in making the estimates necessary to apply these policies.

Revenue recognition
We recognize revenue when it is realized or realizable and has been earned. Revenue is recognized when persuasive evidence of an arrangement exists; shipment or delivery has occurred (depending on the terms of the sale); the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured.

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                                     - 10 -

Generally, there is no post-shipment obligation on product sold other than warranty obligations in the normal, ordinary course of business. In the event significant post-shipment obligations were to exist, revenue recognition would be deferred until substantially all obligations were satisfied.

Sales Returns
The right of return may exist explicitly or implicitly with our customers. Revenue from a transaction is recognized only if the price is fixed and determinable at the date of sale; the customer has paid or is obligated to pay; the customer's obligation would not be changed in the event of theft or physical destruction or damage of the product, the customer has economic substance apart from us; we do not have significant obligations for future performance to directly bring about resale of the product by the customer; and the amount of returns can reasonably be estimated.

In  general,   our  return  policy   allows  for  customer   returns  only  upon
authorization. Goods returned must be product we continue to market and must be in salable condition.

At the time of sale,  we reduce  revenue  for the  estimated  effect of returns.
Estimated sales returns include consideration of historical sales levels, the timing and magnitude of historical sales return levels as a percent of sales, type of product, type of customer, and a projection of this experience into the future.

Pricing and Sales Incentives
We record estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements, promotions, and other volume-based incentives at the later of the date revenue is recognized or the incentive is offered. Sales incentives given to our customers is recorded as a reduction of revenue unless we (1) receive an identifiable benefit for the goods or services in exchange for the consideration and (2) we can reasonably estimate the fair value of the benefit received. The following represents a description of our pricing arrangements, promotions, and other volume-based incentives:

     Pricing Arrangements
     Pricing is established up front with our customers and we record sales at the agreed upon net selling price.

     Promotions
     Our primary promotional activity is what we refer to as cooperative advertising. Under this cooperative advertising program, we agree to pay the customer a fixed percentage of sales as an allowance to be used to advertise and promote our products. The customer is not required to provide evidence of the advertisement or promotion. We recognize the cost of this cooperative advertising at the time of sale. The cost of this program is recorded as a reduction in gross sales.

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                                     - 11 -

     Volume-based Incentives
     These incentives involve rebates that are negotiated up front with the customer and are redeemable only if the customer achieves a specified cumulative level of sales. Under these incentive programs, at the time of sale, we reforecast the anticipated rebate to be paid based on forecasted sales levels. These forecasts are updated at least monthly, for each customer and sales are reduced for the anticipated cost of the rebate. If the forecasted sales for a customer changes, the accrual for rebates is adjusted to reflect the new amount of rebates expected to be earned by the customer.

There has been no material accounting revisions for revenue-recognition related estimates.

Shipping and handling costs
Amounts billed to customers for shipping and handling is recorded in net sales in the accompanying combined statement of income. Shipping and handling costs incurred by Tools for the delivery of goods to customers are included in cost of goods sold in the accompanying combined statements of income.

Cash equivalents
We consider highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade receivables and concentration of credit risk
We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers.

We perform periodic credit evaluations of our customer's financial condition and generally do not require collateral. In addition, we encounter a certain amount of credit risk as a result of a concentration of receivables among a few significant customers. Accounts receivable due from three large home centers and retail chains accounted for approximately 28 percent, 15 percent and 13 percent of total accounts receivable as of December 31, 2003.

Inventories
Inventories are stated at the lower of cost or market. Inventories of United States subsidiaries are generally determined by the last-in, first-out (LIFO) method. Inventories of foreign-based subsidiaries are determined by the first-in, first-out (FIFO) and moving average methods.

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Property, plant, and equipment
Property, plant, and equipment are stated at historical cost. We compute depreciation by the straight-line method based on the following estimated useful lives:

                                                   Years
                                              ----------------
Land improvements                                 5 to 20
Buildings and leasehold improvements              5 to 50
Machinery and equipment                           3 to 15

Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income.

We review the recoverability of long-lived assets to be held and used, such as property, plant and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. The measurement of impairment requires us to estimate future cash flows and the fair value of long-lived assets.

Goodwill and identifiable intangible assets
Goodwill represents the cost of acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased.

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets. Under the provisions of this statement, goodwill is no longer amortized but tested for impairment on an annual basis. We adopted the provisions of SFAS No. 142 effective January 1, 2002. During the fourth quarter of 2003, we completed our annual impairment test of goodwill and determined that we did not have an impairment. The fair values of our Tools Group reporting units were estimated using a combination of the discounted cash flow and market comparable approaches.

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The primary identifiable intangible assets of our Tools Group include trademarks acquired in business combinations, patents, non-compete agreements, and customer relationships. Under the provisions of SFAS No. 142, identifiable intangibles with finite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually, or more frequently if events warrant. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. During the fourth quarter of 2003, we completed our annual impairment test for those identifiable assets not subject to amortization and determined there was no impairment charge.

Cost and equity method investments
We have investments that are accounted for at historical cost or, if we have significant influence over the investee, using the equity method. The Tools Group's proportionate share of income or losses from investments accounted for under the equity method is recorded in the combined statement of income. We write down or write off an investment and recognize a loss when events or circumstances indicate there is impairment in the investment that is other-than-temporary. This requires significant judgment, including assessment of the investees' financial condition, and in certain cases the possibility of subsequent rounds of financing, as well as the investees' historical results of operations, and projected results and cash flows. If the actual outcomes for the investees are significantly different from projections, we may incur future charges for the impairment of these investments.

Income taxes
The income and expenses of the Tools Group are included in the consolidated Federal income tax return of Pentair. Any tax benefit or liability incurred by the Tools Group from such inclusion in Pentair's consolidated Federal income tax return is to be currently reimbursed to, or paid by the Tools Group. For financial reporting purposes, the income tax provision of the Tools Group has been computed as if we had filed a separate Federal income tax return.

The Tools Group uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change.

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                                     - 14 -

Environmental
We recognize environmental cleanup liabilities on an undiscounted basis when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental cleanup is estimated by engineering, financial, and legal specialists based on current law. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (PRPs) will be able to fulfill their commitments at the sites where the Tools Group may be jointly and severally liable. The process of estimating environmental cleanup liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remedy and technology will be required, and the outcome of discussions with regulatory agencies and other PRPs at multi-party sites. In future periods, new laws or regulations, advances in cleanup technologies, and additional information about the ultimate cleanup remedy that is used could significantly change our estimates.

Foreign currency translation
The financial statements of subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive loss, a separate component of stockholders' equity. Income and expense items are translated at average monthly rates of exchange.

Fair value of financial instruments
The carrying amount of accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amount of debt approximates fair value as the interest component is reset on an annual basis.

Other newly adopted accounting standards
In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This new standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this standard on January 1, 2003 did not have a material impact on our combined financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This new standard nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144, be recognized when the liability is incurred, rather than the date of an entity's commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. The adoption of this standard on January 1, 2003 did not have a material impact on our combined financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that at the time an entity issues a guarantee, the issuing entity must recognize an initial liability for the fair value of the obligations it assumes under that guarantee. However, the provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations does not apply to product warranties, guarantees accounted for as derivatives, or other guarantees of an entity's own future performance. We have adopted the disclosure requirements of the interpretation as of December 31, 2002. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions were not material to the combined financial position or results of operations.

In December 2003, the FASB revised SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits. The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. As revised, SFAS No. 132 is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this standard are effective for interim periods beginning after December 15, 2003. However, disclosure of the estimated future benefit payments is effective for fiscal years ending after June 15, 2004. See Note 12 for disclosures regarding our defined benefit pension plans and other post-retirement benefits.

New accounting standards to be adopted in the future
In  January  2003,  the FASB  issued  Interpretation  No. 46,  Consolidation  of
Variable Interest Entities (VIE), an Interpretation of ARB No. 51, which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE.

In December 2003, the FASB revised FIN 46, delaying the effective dates for certain entities created before February 1, 2003, and making other amendments to clarify application of the guidance. For potential variable interest entities other than any Special Purpose Entities (SPEs), the revised FIN 46 (FIN 46R) is now required to be applied no later than the end of the first fiscal year or interim reporting period ending after March 15, 2004. The original guidance under FIN 46 is still applicable, however, for all SPEs created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date it is first applied, or by restating previously issued financial statements with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46R also requires certain disclosures of an entity's relationship with variable interest entities. The adoption of this standard on April 3, 2004 did not have a material effect on our consolidated financial position or results of operations.

On January  12,  2004,  the FASB  issued FASB Staff  Position  (FSP) No.  106-1,
Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. As a sponsor of a post-retirement health care plan that provides a prescription drug benefit, we have made a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 under the guidance of FSB 106-1. We do not believe the FSP will have a material effect, if any, on our financial statements because we do not expect to receive significant subsidies under the Act.

3.       Related Party Transactions and Balances

Demand notes payable to Pentair and EuroPentair
Pentair has capitalized its domestic subsidiaries through a combination of demand notes payable to Pentair and equity. The intent of the demand notes payable is to provide long-term financing. Interest on the notes is payable monthly, at a rate of 6 percent per annum for 2003. All amounts are due on demand by Pentair. Annually on January 1, Pentair adjusts the note balance to a targeted capital structure.

Foreign subsidiaries are capitalized through a combination of an intercompany debt and equity. The intercompany debt is payable to EuroPentair on demand with interest payable at an interest rate of 3.4 percent as of December 31, 2003.

Due to Pentair and affiliates
Pentair and affiliates provide the Tools Group daily funding requirements. The balance is included in Due to Pentair and affiliates on the combined balance sheet. Funding transactions are primarily non-interest bearing with the exception of cash pooling balances held with Pentair Global Sarl (Pentair's European financing subsidiary).

Pentair services allocation
The Pentair services charge allocation (Allocated Pentair services charge) represents the cost of various traditional corporate services that Pentair provides for the benefit of its subsidiaries. Such services include treasury, tax, internal audit, finance, human resource management of company-wide programs, and information technology strategic oversight management. These allocations represent the Tools Group's proportionate share of these costs and are allocated to Tools based on a percent of sales.

Corporate overhead allocation
The Pentair corporate overhead allocation (Allocated Pentair home office charge) represents the cost of providing traditional corporate executive management services, including the executive officers of Pentair, business development, investor relations, legal and communications. These allocations represent the Tools Group's proportionate share of these costs and are allocated to Tools based on a percent of sales.

Savings plan
Tools participates in a Pentair sponsored 401(k) plan with an employee stock ownership (ESOP) bonus component, managed by Pentair, which covers certain union and nearly all nonunion U.S. employees who meet certain age requirements. In addition to the matching contribution, all U.S. employees who meet certain service requirements receive a discretionary ESOP contribution.

Stock incentive plans
Certain   Tools'   employees  are  eligible  for   participation   in  Pentair's
compensatory and noncompensatory stock incentive plans.

Pension plans
Certain  Tools'  U.S.   employees   participate  in  Pentair's   noncontributory
defined-benefit employee pension plan as discussed in Note 12.

Insurance
Pentair provides the Tools Group with primary insurance coverage for general and product liability and deductible reimbursement coverage for workers compensation, auto and property insurance through its wholly owned captive insurance company, Penwald.

Interest expense
Tools' interest expense primarily represents intercompany interest to Pentair and its affiliates.

Provision for income taxes
As a segment of Pentair, the U.S. entities of Tools do not file separate tax returns, but rather are included in the income tax returns filed for Pentair. Foreign affiliates of Tools file separate returns in their respective countries, sometimes as a part of combined groups in those countries with other Pentair affiliates. For purposes of the combined financial statements, Tools' allocated share of Pentair's income tax provision is based on the "separate return" method.

Pentair allocated expenses
The following is a summary of Pentair allocated expenses and Pentair managed benefits and insurance included in net income for the year ended December 31, 2003:

In thousands                                                           2003
                                                                  --------------
Allocated Pentair services charge                                 $       7,570
Allocated Pentair home office charge                                      8,583
Pentair savings plan                                                      2,393
Pentair restricted stock incentive plan                                   1,433
Pentair salaried pension plan                                             2,769
Net Penwald insurance premiums (Pentair's wholly
  owned insurance subsidiary)*                                            7,893
                                                                  --------------
Total                                                             $      30,641
                                                                  ==============
* Balance excludes outside insurance costs.

4.       Acquisition

On October 1, 2002, we acquired all of the common stock of privately-held Oldham Saw Co., Inc. and affiliated entities (Oldham Saw) for total consideration of $53.0 million cash, including debt assumed of $1.5 million and cash acquired of $1.7 million. Oldham Saw designs, manufactures, and markets router bits, circular saw blades, and related accessories for the do-it-yourself (DIY) and professional power tool markets. Identifiable intangible assets acquired as part of the acquisition were $9.6 million. Goodwill recorded as part of the initial purchase price allocation was $29.9 million. Pursuant to an earn-out provision, the purchase price could increase depending on Oldham Saw achieving certain net sales and EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) targets in 2003 and 2004. In 2003, there were no contingent payments made. In 2004, the maximum total contingent payments based on these targets could be $1 million.

5.       Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2003 is as follows:

In thousands                                                          Tools
                                                                  --------------
Balance December 31, 2002                                         $     375,098

Foreign currency translation                                                676
Net purchase accounting adjustments                                         592
                                                                  --------------
Balance December 31, 2003                                         $     376,366
                                                                  ==============

The detail of acquired intangible assets consisted of the following at December 31, 2003:

                                                        2003
                                      ------------------------------------------
In thousands                              Gross
                                        carrying     Accumulated
                                         amount      amortization       Net
                                      ------------   ------------   ------------
Finite-life intangible assets
Patents                                    $2,018        $  (182)        $1,836

Non-compete agreements                        384           (240)           144
Customer relationships                        250           (116)           134
Other                                         873           (592)           281
                                           ------        --------        -------
Total finite-life intangible assets        $3,525        $(1,130)        $2,395

Indefinite-life intangible assets
Trademarks                                  7,235              -          7,235
                                           ------        --------        -------
Total indefinite-life intangible assets    $7,235        $     -         $7,235

Total intangibles, net                                                   $9,630
                                                                         =======

Amortization expense was $0.4 million in 2003. The estimated future amortization expense for identifiable intangible assets during the next five years is as follows:

In thousands                           2004     2005     2006     2007     2008
                                      ------   ------   ------   ------   ------
Estimated amortization expense        $ 410    $ 218    $ 142    $ 115    $ 115

6.       Supplemental Balance Sheet Information

In thousands                                                           2003
                                                                  --------------
Inventories
Raw materials and supplies                                        $      18,229
Work-in-process                                                          16,920
Finished goods                                                           83,565
                                                                  --------------
Total inventories                                                 $     118,714
                                                                  ==============

Property, plant and equipment
Land and land improvements                                        $       3,476
Buildings and leasehold improvements                                     64,062
Machinery and equipment                                                 191,476
Construction in progress                                                  4,261
                                                                  --------------
Total property, plant and equipment                                     263,275
Less accumulated depreciation and amortization                          152,831
                                                                  --------------
Property, plant and equipment, net                                $     110,444
                                                                  ==============

Other assets
Prepaid benefit cost                                              $       3,850
Intangible pension asset                                                    619
Other                                                                       697
                                                                  --------------
Total other assets                                                $       5,166
                                                                  ==============

7.       Investments

Equity Method Investments
We have invested approximately $30.5 million to acquire a 49 percent interest in certain joint venture operations of a long time Asian supplier for bench top power tools, of which $5.6 million was paid in 2003. In March 2004, we signed amendments to the stock purchase agreements to acquire the remaining 51 percent ownership interest of these operations. Our share of the loss or income for these joint ventures was a loss of $1.7 million in 2003. Our share of the joint venture loss or income is included in cost of goods sold as the Asian operations exist primarily to supply the manufacturing needs of the Tools Group.

Cost Method Investment
We have invested approximately $10.0 million to acquire an 18 percent interest, on a fully diluted basis, in certain operations of a laser leveling and measuring device manufacturer, of which $5.0 million was paid in 2002 and $5.0 million was paid in 2001. The value of our investment is dependent on the success of new product launches, greater penetration of distribution channels, and continued financial support from other investors.

8.       Facility Exit Costs

In 2003, we decided to merge our Tupelo, Mississippi plant operations into our facilities in Jackson, Tennessee and in Asia as part of a facility rationalization initiative. Since April 2003, we have incurred $3.1 million of pre-tax expenses principally related to employee severance and benefits of $2.9 million, and other exit activity charges of $0.2 million. The employee severance and benefits charges were recorded in the period when management approved the plans and after severance benefits had been communicated to the employees. The charges related to other exit activities include incremental costs for items such as relocation expenses and inventory disposals incurred as a direct result of this plan. In connection with our facility exit plan, we have eliminated 41 positions and will eliminate 140 additional positions in 2004. We believe the closure of the plant will occur in August 2004 and require additional charges of $2.9 million; $1.8 million in employee severance and benefits and $1.1 million in other exit activities. The facility exit charges are recorded as part of selling, general, and administrative expense.

Selected information related to these charges is as follows:

                                               Employee
                                            Severance and
In thousands                                   Benefits        Other      Total
                                           ---------------    -------    -------
2003 charges                                       $2,864     $  251     $3,115
2003 cash payments                                   (440)      (248)      (688)
                                                   -------    -------    -------
Current liability at December 31, 2003             $2,424     $    3     $2,427
                                                   =======    =======    =======

9.       Supplemental Cash Flow Information

The following table summarizes supplemental cash flow information:

In thousands                                                           2003
                                                                  --------------
Interest paid to Pentair and affiliates                           $      28,936
Interest paid to nonaffiliates                                              101
Income tax expense paid by Pentair                                       16,741

10.      Accumulated Other Comprehensive Loss

Components  of  the  accumulated  other   comprehensive  loss  consists  of  the
following:

In thousands                                                           2003
                                                                  --------------
Minimum pension liability adjustment, net of tax                  $      (3,002)
Foreign currency translation adjustment                                    (349)
                                                                  --------------
Accumulated other comprehensive loss                              $      (3,351)
                                                                  ==============

11.      Income Taxes

Income before income taxes consisted of the following:

In thousands                                                           2003
                                                                  --------------
United States                                                     $      35,356
International                                                             9,065
                                                                  --------------
Income before income taxes                                        $      44,421
                                                                  ==============

The provision for income taxes consisted of the following:

In thousands                                                           2003
                                                                  --------------
Currently payable
Federal                                                           $      10,130
State                                                                     1,592
International                                                             3,753
                                                                  --------------
Total current taxes                                                      15,475

Deferred
Federal                                                                   1,717
International                                                              (169)
                                                                  --------------
Total deferred taxes                                                      1,548
                                                                  --------------
Total provision for income taxes                                  $      17,023
                                                                  ==============

Reconciliation of the U.S. statutory income tax rate to our effective tax rate follows:

Percentages                                                            2003
                                                                  --------------
U.S. statutory income tax rate                                             35.0
State income taxes, net of federal tax benefit                              2.7
Tax effect of international operations                                      0.1
Non-deductible goodwill                                                       -
All other, net                                                              0.5
                                                                          ------
Effective tax rate                                                         38.3
                                                                          ======

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." We record the tax effect of these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) and "deferred tax liabilities" (generally items that we received a tax deduction for, but not yet been recorded in the combined statement of income).

United States income taxes have not been provided on undistributed earnings of international subsidiaries. It is our intention to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. Accordingly, we believe that any U.S. tax on repatriated earnings would be substantially offset by U.S. foreign tax credits.

The tax effects of the items recorded as deferred tax assets and liabilities are:

                                                        2003 Deferred tax
                                                 -------------------------------
In thousands                                         Assets         Liabilities
                                                 -------------     -------------
Accounts receivable allowances                       $  2,312          $      -
Inventory reserves                                      5,855                 -
Accelerated depreciation/amortization                       -            11,952
Accrued product claims and warranties                   4,936                 -
Employee benefit accruals                               9,339                 -
Goodwill                                                    -             7,814
Other, net                                              3,685                 -
                                                     ---------         ---------
Total deferred taxes                                 $ 26,127          $ 19,766
                                                     =========         =========

Net deferred tax asset                               $  6,361
                                                     =========

12.      Pension and Post-retirement Benefits

Pentair sponsored and managed plans
Most of Tools' U.S. employees participate in Pentair's main noncontributory defined-benefit employee pension plan. Pension benefits for Delta and Porter-Cable salaried employees are based on an employee's years of service and compensation levels near retirement, while benefits for DeVilbiss Air Power Company employees are determined using the cash balance approach. The pension funding policy is to deposit with independent trustees amounts as required by applicable law. Pension expense allocated to Tools by Pentair was $2.8 million in 2003. As plan assets for these plans exceed the accumulated benefit obligation, no additional minimum liability or other comprehensive income amounts are needed in the Tools Group financial statements. The Tool Group has been treated as a participating employer in a multi-employer plan according to FAS 87 Q&A No. 87.

Tools sponsored and managed plans
Our U.S. Tools subsidiaries and our German subsidiary provide separate defined-benefit pension plans for certain of their respective employees. The plans covering hourly employees of Porter-Cable and union employees of Tupelo are based on service at retirement. The German subsidiary plan is a frozen plan covering a small number of its employees. In addition, Tools also provides certain post-retirement health care and life insurance benefits for certain of its retirees. Generally, the postretirement health care and life insurance plans require contributions from retirees.

We use a December 31 measurement date.

Obligations and Funded Status
The following tables present reconciliations of the benefit obligation of the Tools sponsored and managed plans, the plan assets of such plans, and the funded status of such plans:

                                                     Pension           Post-
                                                     benefits        retirement
In thousands                                           2003             2003
                                                   ------------     ------------
Change in benefit obligation
Benefit obligation beginning of year                  $ 21,156         $ 14,418
Service cost                                               511              278
Interest cost                                            1,296              874
Amendments                                                   -                -
Actuarial loss (gain)                                       88           (1,073)
Translation loss                                           242                -
Benefits paid                                           (1,071)            (581)
                                                      ---------        ---------
Benefit obligation end of year                        $ 22,222         $ 13,916
                                                      =========        =========
Change in plan assets
Fair value of plan assets beginning of year           $ 14,614         $      -
Actual return on plan assets                             3,507                -
Company contributions                                    2,035              581
Benefits paid                                           (1,071)            (581)
                                                      ---------        ---------
Fair value of plan assets end of year                 $ 19,085         $      -
                                                      =========        =========
Funded status
Plan assets less than benefit obligation              $ (3,137)        $(13,916)
Unrecognized cost:
  Net actuarial loss (gain)                              4,898             (156)
  Prior service cost (benefit)                             619           (1,835)
                                                      ---------        ---------
Net amount recognized                                 $  2,380         $(15,907)
                                                      =========        =========

Of the $3.1 million underfunding of pension plans at December 31, 2003, $1.4 million relates to our foreign pension plan which is unfunded.

Amounts recognized in the consolidated balance sheets of:

                                                     Pension           Post-
                                                     benefits        retirement
In thousands                                           2003             2003
                                                   ------------     ------------
Prepaid benefit cost                                  $  3,850         $      -
Accrued benefit liability                               (7,010)         (15,907)
Intangible pension asset                                   619                -
Accumulated other comprehensive income - pre-tax         4,921                -
                                                      ---------        ---------
Net amount recognized                                 $  2,380         $(15,907)
                                                      =========        =========

Information for pension plans with an accumulated benefit obligation in excess of plan assets are as follows:

In thousands                                        2003
                                               ------------
Projected benefit obligation                      $ 22,222
Accumulated benefit obligation                      22,222
Fair value of plan assets                           19,085

The pension benefit obligation equals the accumulated benefit obligation since the Tools Group hourly pension plans do not include compensation as variable in determining future pension benefits.

Components of the net period benefit cost are as follows:

                                                     Pension           Post-
                                                     benefits        retirement
In thousands                                           2003             2003
                                                   ------------     ------------
Service cost                                          $    511         $    278
Interest cost                                            1,296              874
Expected return on plan assets                          (1,490)               -
Amortization of prior year service cost (benefit)          144             (185)
Recognized net actuarial loss                               90                -
                                                      ---------        ---------
Net periodic benefit cost                             $    551         $    967
                                                      =========        =========

Additional Information

                                                                      Pension
                                                                      benefits
In thousands                                                            2003
                                                                    ------------
Decrease in minimum liability included in other comprehensive loss     $  1,271

Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

                                                     Pension           Post-
                                                     benefits        retirement
Percentages                                            2003             2003
                                                   ------------     ------------
Discount rate                                             6.25             6.25

Weighted-average assumptions used to determine net periodic benefit cost for the year ending December 31 is as follows:

                                                     Pension           Post-
                                                     benefits        retirement
Percentages                                            2003             2003
                                                   ------------     ------------
Discount rate                                             6.25             6.25
Expected long-term return on plan assets                   8.5

Discount Rate
The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of year based on our December 31 measurement date. The discount rate was determined by matching our expected benefit payments to payments from a stream of AA or higher bonds available in the marketplace, adjusted to eliminate the effects of call provisions. This produced a discount rate of 6.25 percent. There are no known or anticipated changes in our discount assumption that will impact our pension expense in 2004.

Expected Rate of Return
The expected rate of return on plan assets is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, we considered our historical ten year compounded return of 9.5 percent, with consideration given to forecasted economic conditions, our asset allocations, input from external consultants and broader longer term market indices. In 2003, the pension plan assets yielded a positive return of 24.8 percent. Our expected rate of return in 2003 equaled 8.5 percent. The difference between our expected return on plan assets of $1.5 million compared to the actual return on plan assets of $3.5 million was primarily due to the economic recovery and the resurgence of the financial markets. There are no known or anticipated changes in our return assumption that will impact our pension expense in 2004.

We base our determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year-period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

Net Periodic Benefit Cost
Total net periodic pension benefits cost was $0.6 million in 2003 for our Tools sponsored and managed plans. Total net periodic pension benefits cost is expected to be approximately $0.4 million in 2004. The net periodic pension benefit cost for 2004 has been estimated assuming a discount rate of 6.25 percent and an expected return on plan assets of 8.5 percent.

Unrecognized Pension Losses
As of the December 31, 2003 measurement date, our pension plans have $4.9 million of cumulative unrecognized losses of which approximately $1.2 million relates to the use of the market related value method and is not immediately subject to amortization. The remaining unrecognized loss, to the extent it exceeds 10% of the projected benefit obligation, will be amortized into expense each year on a straight-line basis over the remaining expected future-working lifetime of active participants (currently approximating 11 years). The amount included in pension expense for loss amortization in 2003 was $0.1 million.

Assumed health care cost trend rates at December 31 are as follows:
                                                                        2003
                                                                    ------------
Health care cost trend rate assumed for next year                         9.14%
Rate to which the cost trend rate is assumed to decline
  (the ultimate trend rate)                                               4.50%
Year that the rate reaches the ultimate trend rate                         2024

The assumed health care cost trend rates do not have a significant effect on the amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                1-Percentage-     1-Percentage-
In thousands                                   Point Increase    Point Decrease
                                              ----------------  ----------------
Effect on total of service and interest cost         $     34          $     28
Effect on postretirement benefit obligation               447               381

Plan Assets
Objective
The primary objective of our pension plans is to meet commitments to our employees at a reasonable cost to the Tools Group. This is primarily accomplished through growth of capital and safety of the funds invested. The plans will therefore be actively invested to achieve real growth of capital over inflation through appreciation of securities held and through the accumulation and reinvestment of dividend and interest income.

Asset Allocation
The Tools Group sponsored plans invest all plan assets in Pentair's Master Trust. Pentair's actual overall asset allocation for the all plans in the Master Trust as compared to Pentair's investment policy goals is as follows:

                                             Investment Policy
                          ------------------------------------------------------
Asset Class                Actual (1)      Target        Minimum       Maximum
                          ------------  ------------  ------------  ------------
Large Capitalization,
  U.S. Stocks                     21%           25%           20%           30%
Small/Mid Capitalization,
  U.S. Stocks                     22%           20%           15%           25%
Pentair Stock                      8%            5%            3%            7%
International
  (Non-U.S.) Stocks               12%           15%           10%           20%
Private Equity                     1%            5%            0%           10%
Fixed Income (Bonds)              17%           20%           15%           25%
Other Investments                 12%           10%            5%           15%
Cash                               7%            0%            0%            0%

(1) Actual asset allocation as of December 31, 2003

Pentair regularly reviews its asset allocation and periodically rebalances the Master Trust investments to its targeted allocation when considered appropriate. The cash balance is higher than normal due to a $15.1 million contribution made to the domestic defined benefit plans as of December 31, 2003, of which $2.0 million was contributed to the Pentair Tool Group benefit plans. From time to time, we may be outside our targeted ranges by acceptable amounts.

Equity securities in the Master Trust include Pentair's common stock in the amount of $21.6 million (8 percent of total plan assets) at December 31, 2003.

Cash Flows
Contributions
Pension contributions for the Pentair Tools Group in 2003 total $2.0 million, including $1.9 million of contributions to domestic defined benefit pension plans. The contributions in 2003 exceeded the minimum funding requirement. Pentair Tools Group 2004 pension contributions are expected to be in the range of $1.0 million to $2.0 million.

Savings plan
Pentair has a 401(k) plan with an employee stock ownership (ESOP) bonus component, which covers certain union and nearly all-nonunion U.S. employees who meet certain age requirements. Under the plan, eligible U.S. employees may voluntarily contribute a percentage of their eligible compensation. Matching contributions are made in cash to employees who meet certain eligibility and service requirements. Pentair's matching contribution is based on its financial performance and ranges from 30 percent to 90 percent of eligible employee contributions, limited to 4 percent of compensation contributed by employees.

In addition to the matching contribution, all U.S. employees who meet certain service requirements receive a discretionary ESOP contribution equal to 1.5 percent of annual eligible compensation.

Tools Group combined expense for the 401(k) and ESOP was approximately $2.4 million in 2003.

13.      Geographic Information

The following table presents certain geographic information for the year ended December 31:

In thousands                                     2003
                             --------------------------------------------
                                 Net sales to
                              external customers       Long-lived assets
                             --------------------     -------------------
United States                         $  976,475               $  99,744
Canada                                    62,067                     931
Germany                                   42,836                   9,769
                                      -----------              ----------
Total                                 $1,081,378               $ 110,444
                                      ===========              ==========

Net sales are based on the location in which the sale originated. Long-lived assets represent property, plant, and equipment, net of related depreciation.

We sell our products through various distribution channels including home centers and retail chains. In 2003, sales to three large home centers and retail chains accounted for approximately 35 percent, 11 percent and 10 percent of total net sales. If any one of these customers were lost, it would have a material adverse effect on the Tools Group business.

14.      Commitments and Contingencies

Operating lease commitments
Rental expense under operating leases was $9.4 million in 2003.

Future  minimum  lease  commitments  under   non-cancelable   operating  leases,
principally related to facilities, vehicles, and machinery and equipment, are as follows:



                                                                                                                There-
In thousands                                        2004        2005        2006        2007        2008        after        Total
                                                  --------    --------    --------    --------    --------    ---------    ---------
Minimum lease payments                            $ 7,642     $ 5,625     $ 2,981     $ 1,325     $   706     $    300     $ 18,579
Minimum sublease rentals                                -           -           -           -           -            -            -
                                                  --------    --------    --------    --------    --------    ---------    ---------
Net future minimum lease commitments              $ 7,642     $ 5,625     $ 2,981     $ 1,325     $   706     $    300     $ 18,579
                                                  ========    ========    ========    ========    ========    =========    =========



Litigation
We are occasionally a party to litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities based on the expected eventual disposition of these matters. We believe the effect on Tool's combined results of operations and financial position, if any, for the disposition of all currently pending matters will not be material.

Ellerbrake et al v. DeVilbiss Air Power Company
In August 2001, a national class action was brought against DeVilbiss Air Power Company (DAPC) and four other manufacturers of retail air compressors on behalf of consumers that had purchased certain air compressors. Plaintiffs alleged that the manufacturers mislabeled horsepower ratings on compressors they manufacture. Plaintiffs sought to represent a class of all persons who had purchased since August 1996 an air compressor for which the horsepower ratings were allegedly mislabeled.

Without admitting any liability, DAPC settled with plaintiffs and the settlement was preliminarily approved by the Court in January 2004. Terms of the settlement include changes in labeling, an education program for consumers, attorney's fees and tools or accessories for qualifying claimants. While certain elements of the settlement have specific dollars assigned to them, the ultimate cost of some elements is still unknown at this time. The Tools Group believes reserves recorded in 2003 are sufficient to cover the cost of this settlement based on the information available to them at this time.

Environmental
We may be named as a PRP at other sites in the future, for both divested and acquired businesses. When it has been possible to provide reasonable estimates of our liability with respect to environmental sites, provisions have been made in accordance with generally accepted accounting principles in the United States. As of December 31, 2003, our reserve for such environmental liabilities was approximately $0.4 million, measured on an undiscounted basis. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental cleanup costs and liabilities will not exceed the amount of our current reserves.

Guarantees
At the inception of a guarantee, we recognize a liability for the related contingent loss. The liability initially recorded for that guarantee is the greater of (a) the fair value of the guarantee or (b) the contingent liability amount required to be recognized at inception of the guarantee if it is deemed probable a liability has been incurred and the amount of loss can be reasonably estimated. No guarantees were outstanding or accrued as of December 31, 2003.

Warranties
We provide service and warranty policies on our products. Liability under service and warranty policies is based upon a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience warrant. In addition, we incur discretionary costs to service our products in connection with product performance issues.

The changes in the carrying amount of service and product warranties for the year ended December 31 is as follows:

In thousands                                       2003
                                               ------------
Balance at the beginning of the year              $ 11,698
Service and product warranty provision              21,001
Payments                                           (20,257)
Translation                                            279
                                                  ---------
Balance at the end of the year                    $ 12,721
                                                  =========

Earn-out provision
Pursuant to an earn-out provision for the 2002 acquisition of Oldham Saw, the purchase price could increase depending on Oldham Saw achieving certain net sales and EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) targets in 2003 and 2004. In 2003, no contingent payments were earned or paid. In 2004, the maximum total contingent payments based on these targets could be $1 million.

15.      Subsequent Events

On April 5, 2004, we acquired all of the remaining stock of the Asian joint venture business from Pentair's long-time Asian tool sourcing partner for $21.1 million in cash, $6.4 million of which is to be paid at the earlier of December 31, 2005 or 15 days following a sale of the Pentair Tools Group. The acquisition included cash acquired of $6.2 million and debt assumed of $9.6 million, of which $4.2 million is classified as short-term borrowings in current liabilities. Pentair acquired an initial 40 percent ownership stake in the joint venture in 2001 and subsequently increased its ownership to 49 percent in 2003. Our completion of the purchase enhances both our overall cost position and our ability to provide customers with quality, innovative products and improved service.

The initial allocation of purchase price for the Asian joint venture business acquisition was based on preliminary estimates and may be revised as better information becomes available in 2004.

The purchase price, including the initial 49 percent ownership stake, of the Asian joint venture business has been allocated based on management's estimates as follows:

                                                 Estimated Fair
In thousands                                          Value
                                                 --------------
Current assets                                       $  41,654
Property, plant, and equipment                          24,468
Goodwill                                                31,682
Other noncurrent assets                                  3,918
                                                     ---------
Total assets acquired                                $ 101,722

Current liabilities                                  $ (46,144)
Long-term debt                                          (5,350)
                                                     ----------
Total liabilities assumed                              (51,494)
                                                     ----------
Net assets acquired                                  $  50,228
                                                     ==========

Pursuant to an earn-out provision, the purchase price could increase depending primarily on the Asian tool sourcing partner achieving return on sales targets in 2004 and 2005. The maximum total contingent payments based on the earn-out could be $5.0 million.

There were no intangible assets recognized as an asset apart from goodwill as the Tools Group is the primary customer of the Asian supplier and the Tools Group already held the legal right to the patents, proprietary technologies and trade names used by the Asian joint venture business.

On an unaudited pro forma basis, the effects of the acquisitions were not significant to the Tools Groups results of operations.